CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of June 7, 2021 (the “Effective Date”), by and between Bakhu Holdings, Corp., a Nevada corporation (the “Company”) and Fourth and G Holdings, LLC a limited liability company organized under the laws of Delaware (the “Consultant”).

Recitals

A.Whereas, the Company holds a license pursuant to the Master License Agreement (as defined below) to plant cell replication technology and related proprietary equipment, processes, and formulations (the “Licensed Science “) as defined below, in the Field as defined in the Master License Agreement.

B.Whereas, the Company desires to exploit the Licensed Science through sublicenses directly with the Company, and or between a subsidiary of the Company, and third parties.

C.Whereas, the Company desires to use the services of the Consultant, on various projects and undertakings, in furtherance of the Company’s long-term objectives, and optimizing the value of, and potential sale of the Company.

D.Whereas, the Consultant may acquire during the term of this Agreement, significant knowledge and experience in the Company’s business and intimate knowledge of the Licensed Science, business plan, vendors, suppliers, intended customers, processes, trade secrets, and/or other business information that are not already known to the Consultant or readily ascertainable by lawful means, and the Company needs to protect its commercial goodwill and other assets.

E.Whereas, the Consultant has agreed to the confidentiality and non-competition provisions set forth in this Agreement as partial consideration for the payment of certain compensation as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the above stated Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Ambrose Group” means David Ambrose entities formed or to be formed to enter into sublicenses.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, notification, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority, and (c) decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

“Baxco Group” means Baxco Pharmaceutical or Dennis Wong entities formed or to be formed to enter into sublicenses.

“Board” means the Company’s duly appointed and acting Board of Directors.

“Business” shall mean the licensing of the patent protected Licensed Science process and all rights associated with the process to Sublicensees.

“CBD Sublicense” means a sublicense from the Company’s subsidiary, CBD Biotech, Inc., a California corporation (“CBD Biotech”), to a third party, to use the Licensed Science as it relates to CBD, CBD byproducts and CBD derivatives, having measurable tetrahydrocannabinol (THC) concentration potency less than 0.3% on a dry weight basis.

“Commercially Reasonable Efforts” means the efforts that a prudent Person would use in similar circumstances in an effort to achieve a desired result set forth in this Agreement in an  expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, nominal consent fees, and the customary fees and charges of Governmental Authorities.

“Consultant Representative” means Christopher S. Ganan and each other manager, officer, employee, material consultant, or professional representative of the Consultant.

“Governmental Authority” means any domestic, foreign, international, multinational, national, federal, state, provincial, regional, local or municipal, court or other governmental, administrative or regulatory authority, agency, board, commission or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Licensed Science” has the meaning as defined in the Master License Agreement.

“Master License Agreement” means the Patent and Technology License Agreement by and between Cell Science Holding Ltd. (the “Licensor”) and the Company dated December 20, 2018, which was amended and restated effective December 31, 2019, and which in turn was further amended on September 22, 2020, to license, with the right to sublicense, the Licensed Science in the specified Territory and for the designated uses, and any subsequent amendments thereto. Copies of the foregoing are available to the Consultant upon request.

“Mueller Group” means Jim Mueller entity or entities to be formed to enter into sublicensing agreements.

“Multi-State Operator” or “MSO” means a corporate entity, operating in two or more states, duly licensed for cannabis cultivation and manufacturing activities in each such state, with consolidated group annual revenues exceeding $100,000,000.

“Party” as a capitalized term means either the Company or the Consultant, and “Parties” as a capitalized term refers to both the Company and the Consultant.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Proceeding” means and includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a party was, is, or will be involved as a party or otherwise.

“Sell, Sale or Sold” means any transfer or other transaction in which a disposition of a Sublicense Agreement is entered with a Person.

“Sublicense” means a THC Sublicense or a CBD Sublicense

“Sublicense Agreement” means any agreement or arrangement pursuant to which the Company or a Subsidiary grants or has granted a Sublicense to any third party to use the Licensed Science. The terms and conditions of each Sublicense Agreement shall be determined from time-to-time by the Company, in its sole discretion.

“Sublicensee” means any Person which the Company or a Subsidiary enters into a Sublicense Agreement granting to such Person the right to use or commercialize the Licensed Science.

“Subsidiary” means any corporation, partnership, limited liability company, or other legal entity, whether now existing or to be organized, that is wholly owned by the Company, including CBD Biotech, Inc., a California corporation.

“THC Sublicense” means a Sublicense from the Company or its Subsidiary, to a third party, to use the Licensed Science as it relates to Cannabis and their byproducts, having measurable tetrahydrocannabinol (THC) concentration potency greater than 0.3% on a dry weight basis.

“Trading Market” means the principal securities market on which Company’s common stock is listed or quoted for trading on the operative date.

“Transaction Value” shall mean the aggregate Value (as hereinafter below) of all cash, non-cash assets, equity (including stock options, warrants or similar rights to acquire stock) and debt issued or assumed in connection with a Transaction and shall include, without duplication, the Value of equity and debt securities of any entity created as part of a process to effect a Transaction. Transaction Value shall (a) include any contingent payments, earn-outs, or other similar payments anticipated to be made in the future, and (b) not be reduced for any amounts placed into escrow or otherwise deferred or held back by any party in a transaction.

“Transaction” means (i) the consummation of a sale of all or substantially all of the assets of the Company and/or one or more its subsidiaries, in a single transaction or series of related transactions, (ii) the sale of more than fifty percent (50%) of the outstanding common stock of the Company and/or one or more its subsidiaries, or (iii) any merger, share exchange, acquisition, divestiture, recapitalization, consolidation or other reorganization or business combination of the Company and/or one or more its subsidiaries, in a single transaction or series of related transactions, if immediately after such transaction, persons who hold a majority of the voting capital stock of the Company and/or one or more its subsidiaries, immediately prior to such transaction, do not hold a majority of the voting capital stock of the Company and/or one or more its subsidiaries, immediately after such transaction.

“Value” shall mean (i) with respect to cash, the amount thereof; (ii) with respect to marketable securities, the mean of the average of the bid and ask of such securities as quoted at the close on their principal trading market on the tenth through the sixth consecutive trading days preceding the date of closing of the Transaction or, if not quoted on such dates, the mean of the average of the bid and ask of such securities as quoted at the close on their principal trading market on the last five (5) consecutive trading days for which a bid/ask is so quoted prior to closing or consummation of a Transaction; and (iii) with respect to non-cash consideration other than marketable securities; if debt, the face amount thereof, otherwise the fair market value thereof as reasonably established by an investment bank chosen by the mutual agreement of the parties.

“Warrants” shall mean the Tranche 1 Warrant and Tranche 2 Warrant.

1.2Interpretation.

(a)Section headings are for convenience only and are not intended to affect the interpretation of this Agreement;

(b)where any word or phrase has a defined meaning, any other form or derivation of that word or phrase has a corresponding meaning;

(c)any reference to “includes” or “including” are to be construed as indicative and illustrative;

(d)unless otherwise specified or prevented by applicable laws, reference to “writing” includes facsimiles, emails, letters, digital signatures or certificates or any other legible form of writing;

(e)if a period is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(f)all currency amounts are expressed in United States Dollars, unless otherwise specified.

ARTICLE 2

ENGAGEMENT, TERM, SERVICES

2.1Engagement. The Company hereby engages the Consultant, on a non-exclusive basis, as a consultant to the Company, and the Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth.

2.2Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of two (2) years (the “Term”), subject to earlier termination pursuant to Section 9.  At the end of the Term, this Agreement will automatically terminate, unless the parties have mutually agreed to renew or extend this Agreement, as set forth in an extension or new agreement signed by both parties.

2.3Services. To the extent reasonably required in the conduct of the business of Company, and in furtherance of Company’s long term objectives and optimizing the value of the Company, the Consultant shall serve as a senior advisor, and provide strategic, advisory and consulting services in accordance with Article 3., below.

2.4Point of Contact (POC) and Supervision of the Consultant’s Services.

(a)In order to have clear communications between the Company and the Consultant, (i) the Company hereby appoints the Company’s President and CEO, Thomas K. Emmitt, Peter Whitton, the Inventor of the Licensed Science, and Aristotle Popolizio, the Company’s Vice President, as the Company’s Points of Contact (individually a “Company POC” and collectively the “Company POCs”), and (ii) the Consultant hereby appoints Christopher S. Ganan, as the Consultant’s Point of Contact (the “Consultant POC”). The Board is solely responsible for instructing the Company’s POCs, and the Consultant will be entitled to rely on communications from the Company POCs as having been duly authorized by the Board.

(b)All written communications between the Company and the Consultant, shall be with, the Company’s POCs and the Consultant’s POC.

(c)The Company acknowledges and authorizes the Consultant to rely on all statements, instructions, requests and representations from the Company’s POCs, and the Consultant acknowledges and authorizes the Company to rely on all statements, instructions, requests and representations from the Consultant POC.

(d)The Consultant understands and acknowledges that the Consultant does not have implied or specific authority to bind the Company or any of its Subsidiaries, to any agreement with any party.

(e)Notwithstanding the above, the Company and the Consultant understand and acknowledge, that any action to be taken, or undertaking or agreement to be entered into, by the Company, from the advice, assistance and services provided by the Consultant, shall only be taken, after such action, undertaking or agreement has been approved in writing by the Board.

2.5Supervision and Progress Reports.  The Consultant shall perform such services under the general direction of Company, the Board and officers, and at the direction of Company’s POCs whom the Consultant primarily reports as set forth in Section 2.4. The Consultant will be required to report to the Company’s POCs concerning all services performed under this Agreement, with the Consultant’s assessments, findings, and recommendations for the Company. The specific nature of the services to be provided will be subject to the Scope of Services set forth in Article 3 unless modified by the agreement of the Company and the Consultant.

2.6Manner of Performance.

(a)The Consultant shall determine the manner and means by which the services are accomplished under this Agreement, subject to the Consultant’s compliance with all laws and regulations, including without limitation all federal and state security laws, business opportunity laws, statutes and regulations that are applicable to the Consultant. The Consultant will maintain the confidential nature of the Company’s business and the Licensed Science, respectively, in accordance with Section 5 of this Agreement.

(b)In the performance of such services, the Consultant’s sole owner and Manager, Christopher S. Ganan, shall devote such time as necessary to render the services outlined in this Agreement.

(c)The Consultant will, at all times during the term of this Agreement, engage and retain as its sole limited liability company Manager, Christopher S. Ganan, as a Consultant Representative with primary responsibility for providing services on behalf of the Consultant required to be performed by it under this Agreement.

2.7Completion of Services. Services performed in accordance with Sections 3.1 through 3.7 shall be considered to be complete at such times as described therein.

ARTICLE 3

SCOPE OF SERVICES

This Article 3 sets forth in detail, the scope of the services, objectives, target completion dates, performance milestones, measurements of success, and compensation relating to the services to be rendered by the Consultant.

3.1Team Recruiting Services. The Company’s objective is to assess the Company’s personnel needed to execute on its growth plan.

(a)In furtherance of advising and assisting the Company with recruiting key employees, advisors and additional members of the science team, the Consultant shall discuss with the Company’s POCs and assess the Company’s short-term and long-term needs for additional personnel, the particular nature of the position to be filled, experience requirements, duties, the number of personnel needed and target time period in which to hire such new personnel. The Consultant will complete its initial assessment and determination of the Company’s needs and submit a written summary of the Consultant’s findings and recommendation within 60-days of the Effective Date.

(b)After identifying the proposed positions and personnel needed, the Consultant shall conduct such investigation and search as the Consultant deems necessary, and within 90-days of the Effective Date, compile and deliver to the Company a high level executive summary or a summary email containing a list of qualified candidates, for each such position, the candidates resume or bio and the Consultant’s recommendation as to such candidate, and their availability, and any other pertinent information the Consultant deems relevant.

(c)After consideration by, and if requested by the Company, the Consultant shall schedule interviews between the Company and those candidates selected by the Company.

(d)If the Company decides to offer employment or a consulting arrangement with such candidate, the Company shall directly engage with, and be responsible for documentation of, such agreement between the Company and such candidates. The Company has sole and exclusive authority to make all decisions regarding the selection and engagement of employees, consultants and all other service providers, and the Consultant is an adviser only and has no authority to bind the Company in any decision hereunder.

(e)After the Consultant’s initial assessment and recommendations regarding the Company’s personnel needs as set forth above, the Company will consider using the Consultant’s services regarding staffing and personal needs through the term of this Agreement, subject to agreement between the Company and the Consultant as to the scope of such services.

3.2Board Recruiting Services. The Board is currently comprised of four Board members. The Company’s objective, subject to the Board and to the extent required, shareholder approval, is to add three (3) directors, thereby expanding the Board to seven, and reconstituting the Board at such time as may be required for the future up-listing of the Company to the Nasdaq, by replacing incumbent directors so that it has the requisite number of independent directors.

(a)Within 90-days of the Effective Date, the Consultant shall compile and deliver to the Company a summary email containing a list of qualified director candidates, the candidates resume or bio and relative experience pertinent to the Company, and the Consultant’s recommendation as to such candidate.

(b)After consideration by, and if requested by the Board, the Consultant shall schedule interviews between the Board and those candidates selected by the Board.

(c)If the Board decides to appoint any such candidates to the Board, the Company shall directly engage with, and be responsible for documentation of such agreement between the Company and such candidates. The Company has sole and exclusive authority to make all decisions regarding the appointment or election of directors, and the Consultant is an adviser only and has no authority to bind the Company in any decision hereunder.

3.3Sublicensing Services. The Company’s objective is to establish a comprehensive plan for the sale of Sublicenses within the Territory as defined in the Master License Agreement, and the establishment and staffing of a Company sublicensing sales and training team.

(a)Within 90-days of the Effective Date the Consultant will prepare and deliver to the Company, an evaluation and recommendation in a summary email, containing the potential number of Sublicense Agreements to be sold to Multi State Operators, the identification of known or recommended sublicense candidates, the state in which they are located, their relative experience, and the Consultant’s recommendation of a proposal with regard to organizing a sublicensing sales team, recommendations as to recruiting and staffing the sublicensing sales team and appropriate compensation for the sales organization, including potentially independent third party sales representatives.

(b)Following the Board’s consideration of the Consultant’s recommendations and if and to the extent approved by the Board, the Consultant shall use Commercially Reasonable Efforts to provide such additional services as reasonably requested by the Board to implement the sublicensing plan, and provide services regarding the recruiting, staffing, and negotiation of compensation of the sublicensing sales team.

3.4Strategic Alliance Services. The Company’s objective is to continuously pursue and establish such strategic alliances and business relationships that align with the Company’s growth path and optimize the Company’s value in accordance with the Board’s strategic plan. The Consultant will, during the term of this Agreement present such opportunities, make such introductions and recommend such potential strategic alliances and relations with such individuals and entities as may potentially benefit the Company. To the extent the Board desires to pursue any such alliance or relationship, the

Company shall directly engage with such prospect and will negotiate, prepare, approve and execute such agreements the Company and such prospect mutually agree.

3.5Market Awareness and Coverage Services.  The Company’s objective is to expand and enhance presence of the Company in the industry and to the investing public. The Consultant shall, within 90-days of the Effective Date, identify various outlets and persons who could provide market coverage for the Company, engage in initial discussions with such outlets and persons to determine their interest in providing market coverage for the Company, and provide a summary email to the Board identifying such outlets and persons and making recommendations to the Board regarding the use of such outlets or persons.

3.6Sale of Sublicenses. The Company’s objective is for the Consultant directly, or through the Company’s sales team, to facilitate the sale of up to twenty (20) Sublicense Agreements in the United States to strategic experienced operators with ten (10) Sublicense Agreements sold within eighteen (18) months of the Effective Date, and the sale of the remaining ten (10) Sublicense Agreements within 24 months of the Effective Date.

(a)The Company, either directly or through a Subsidiary, will use such criteria as it may from time-to-time determine for selecting Sublicensees.

(b)The Company, through CBD Biotech, Inc., has entered into a CBD Sublicense with Integrity Cannabis Solutions, Inc., for the non-exclusive use of the Licensed Science in the state of Florida. The Company anticipates that it or CBD Biotech will enter into one or more additional non-exclusive Sublicenses with affiliates of Integrity Cannabis Solutions or with other entities--specifically the Ambrose Group, the Mueller Group, and the Baxco Group.  Such Sublicenses with the Integrity Cannabis Solutions, Inc., the Ambrose Group, the Mueller Group and or the Baxco Group are excluded from the ten (10) Sublicense Agreements to be sold by the Consultant within eighteen (18) months of the Effective Date as set forth in Section 3.6 above, so long as such Sublicenses are non-exclusive Sublicenses.

(c)The Consultant shall hand off all Sublicensee prospects to the Company or its Subsidiary, who shall alone directly engage with each such prospect, determining the prospect’s qualification and suitability, and will negotiate, prepare, approve and execute all Sublicense Agreements containing such terms and conditions as the Company and such Subsidiary may approve.

(d)For clarification, for purposes of this Section 3.6 and Section 4.2 below, each Sublicense Agreement entered into by a Multi-State Operator or other operator for more than one market (e.g. state, city or other market) will be counted against the 20 Sublicense Agreements under Section 3.6 and 4.2 as if each such market is a separate Sublicense.  By way of example only, if a Multi-State Operator agrees to acquire a Sublicense for the states of Utah, Idaho and Montana, then there would be three Sublicenses and each would count as a separate Sublicense for purposes of the Consultant’s compensation; and also by way of example only, if the Company enters into a Sublicense with an operator for San Diego and Santa Ana, any such Sublicense Agreement(s) would count as two separate Sublicenses for purposes of the Consultant’s compensation.

3.7Services Related to a Transaction.  The Company desires to explore the potential of completing a Transaction (as defined above) and in furtherance of this objective and to the mutual benefit of the Company and the Consultant, the Consultant may present such opportunities, and if applicable make such introductions to such individuals and entities seeking to pursue a Transaction with the

Company. In the event that that the Company desires to pursue a Transaction with any party, the Company and the Company’s counsel and other advisers shall directly engage with such party and its counsel, in the negotiation, structure, documentation and consummation of such a Transaction.  The Consultant shall not serve as an intermediary between the parties or participate in negotiation of the Transaction. The Company has sole and exclusive authority to make all decisions regarding a Transaction, whether or not completed, and the Consultant is an adviser only and has no authority to bind the Company in any respect.  The Consultant will not render, and will not be required to render, any services under this Agreement that would require it to register as a securities broker or dealer under the Securities Exchange Act of 1934 or any state statute.

ARTICLE 4

COMPENSATION; EXPENSES; TAXES AND ACCOUNTING

Consultant’s compensation under this Agreement shall consist of Warrants to purchase up to thirty million (30,000,000) shares of Company common stock, with the number actually vested and to become exercisable dependent of Consultant’s performance.

4.1Section 3.1 through 3.5 Compensation. As compensation for the services provided by the Consultant pursuant to Sections 3.1 through 3.5, the Company shall issue to the Consultant on the Effective Date, a warrant (the “Tranche 1 Warrant”) to purchase one million five hundred thousand (1,500,000) shares of Company’s common stock at an exercise price of $3.00 per share.  The Tranche 1 Warrant shall have a term of six (6) years from Effective Date and shall be in the form Warrant set forth in Exhibit A. The Tranche 1 Warrant shall vest, subject to the Consultant’s continued services with the Company through the applicable vesting date, as follows:

(a)three hundred thousand (300,000) shares will vest on the Effective Date;

(b)provided the Agreement is in full force and effect an additional 400,000 shares of the Tranche 1 Warrant shall vest and be exercisable on the sixth month anniversary of the Effective Date;

(c)provided the Agreement is in full force and effect, an additional 400,000 shares of the Tranche 1 Warrant shall vest and be exercisable on the one-year anniversary of the Effective Date; and

(d)provided the Agreement is in full force and effect, the remaining 400,000 shares of the Tranche 1 Warrant shall vest and be exercisable upon the two-year anniversary of the Effective Date.

4.2Section 3.6 Compensation.

(a)As compensation for Company’s entry into one or more Sublicenses as provided in Section 3.6, the Company shall issue to the Consultant on the Effective Date, a warrant (the “Tranche 2 Warrant”) to purchase twenty eight million five hundred thousand (28,500,000) shares of Company’s common stock at an exercise price of $3.00 per share. The Tranche 2 Warrant shall have a term of six (6) years from Effective Date and shall be in the form Warrant set forth in Exhibit A. The Tranche 2 Warrant shall vest, subject to the Consultant’s continued services with the Company, as follows:

(i)eight million five hundred thousand (8,500,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the fifth (5th) Sublicense Agreement pursuant to Section 3.6;

(ii)six million (6,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the tenth (10th) Sublicense Agreement pursuant to Section 3.6;

(iii)five million (5,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the fifteenth (15th) Sublicense Agreement pursuant to Section 3.6;

(iv)four million (4,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the twentieth (20th) Sublicense Agreement pursuant to Section 3.6;

(v)two million (2,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the first Sublicense Agreement entered into by the Company, CBD Biotech or a Subsidiary, with a Multi-State Operator;

(vi)two million (2,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the second Sublicense Agreement entered into by the Company, CBD Biotech or a Subsidiary, with a Multi-State Operator; and

(vii)one million (1,000,000) shares of the Tranche 2 Warrant shall vest and be exercisable upon the execution of the third Sublicense Agreement entered into by the Company, CBD Biotech or a Subsidiary, with a Multi-State Operator.

(b)Except for the termination of this Agreement pursuant to Section 9.2 as a result of the closing of a Transaction, if this Agreement is terminated any time by either Party as provided herein, or the term of this Agreement is not renewed or extended, such termination shall not affect the obligation of the Company to pay the Consultant the compensation identified above for any Sublicense Agreement entered into by the Company, CBD Biotech, or a Subsidiary,  within 18 months after such termination with any party directed or introduced by the Consultant to the Company or through the efforts of the Consultant prior to such termination.

4.3Potential Acceleration of Warrants upon closing of a Transaction. If during the Term of this Agreement the Company closes a Transaction, and this Agreement is terminated as of the closing of such Transaction as provided in Section 9.2, and at the date of such termination all Warrants have not otherwise vested pursuant to Sections 4.1 and 4.2, then the Consultant’s unvested Warrants shall vest as follows:

(a)If the Company closes a Transaction with a Transaction Value of less than $1 Billion, there shall be an acceleration of the vesting of the number Warrants equal to ten million (10,000,000) minus the Vested Warrant Shares, as of the closing date of the Transaction.

(b)If the Company closes a Transaction with a Transaction Value between $1 billion and $2 billion, there shall be an acceleration of the vesting of the number Warrants equal to twenty million (20,000,000) minus the Vested Warrant Shares, as of the closing date of the Transaction.

(c)If Company closes a Transaction with a Transaction Value in excess of $2 billion, there shall be an acceleration of the vesting of the number Warrants equal to thirty million (30,000,000) minus the Vested Warrant Shares, as of the closing date of the Transaction.

(d)For the purposes of this Agreement “Vested Warrant Shares” shall mean shares that have already been issued to Consultant upon the exercise of a vested warrant plus any shares issuable pursuant to any then vested warrant under Sections 4.1 and 4.2.

(e)For avoidance of doubt, if the mathematical equation with respect to the determination of the acceleration of the vesting of the number Warrants set forth in subsections 4.3(a) - (c) above is a zero or a negative number, there shall be no acceleration of the vesting of any warrants.

By way of example, if as of the closing of a Transaction with a Transaction Value of less than $1 billion, there are 16,000,000 Vested Warrant Shares, there shall be no acceleration of any unvested warrants, as 10,000,000 minus 16,000,000 = (6,000,000).

Further by way of example, if as of the closing of a Transaction with a Transaction Value of between $1 billion and $2 billion, there are 16,000,000 Vested Warrant Shares, there would be an acceleration of 4,000,000 warrants, as 20,000,000 minus 16,000,000 = 4,000,000.

(f)Under no circumstances shall the Consultant be entitled to receive vested Warrants under this Agreement to purchase more than 30,000,000 shares of the Company’s common stock.

(g)In the event of the acceleration of the vesting of any warrants, any such vested warrants shall become fully exercisable upon the closing of a Transaction and will be treated in the same fashion and receive the same consideration, applicable to any shareholder and/or the holders of any options or warrants, in such Transaction.

(h)If this Agreement is terminated any time by either Party as provided herein, or the term of this Agreement is not renewed or extended, such termination shall not affect the acceleration of the vesting of the number Warrants set forth in subsections 4.3(a)-(c) above as to a Transaction which is consummated by Company within 18 months after such termination.

4.4Terms Applicable to all Warrants. The following terms and conditions shall be applicable to all Warrants (i.e. the Tranche 1 Warrant and Tranche 2 Warrant) issued by the Company to the Consultant under this Agreement:

(a)All warrants will be on the same form of warrant attached as Exhibit A;

(b)All warrants will contain a Cashless Warrant Exercise provision as set forth in form of warrant attached as Exhibit A;

(c)In the event of termination of this Agreement by the Company or the Consultant pursuant to Section 9.1, vesting of all warrants shall cease upon the date of termination and such vested warrants shall remain exercisable for the term of the warrant;

(d)In the event of death or disability of the Consultant’s POC, Christopher S. Ganan, vesting of all warrants shall cease upon the date of death or disability, and such vested warrants shall remain exercisable for the term of the Warrant, by his estate of assigns; and

(e)In the event of a consummation of a Transaction and the termination of this Agreement pursuant to Section 9.2, except as provided in Section 4.3, vesting of all warrants shall cease upon the date of closing of such Transaction, and such vested warrants shall remain exercisable for the term of the Warrant.

4.5Taxes and Other Benefits.  The Consultant acknowledges and agrees that it shall be the Consultant’s sole obligation to formally report as its income all compensation received by the Consultant from the Company for the Consultant’s and its employee services. The Consultant agrees indemnify the Company and hold it harmless to the extent of any obligations imposed by law on the Company and pay any taxes on behalf of the Consultant, including but not limited to payroll, FICA and social security withholdings, and unemployment, disability and/or worker’s compensation insurance or similar items in connection with any payments made to the Consultant or its employees. The Consultant shall not be entitled to compensation from the Company except as set forth in this Agreement and in no event shall the Consultant’s employees be entitled to any fringe benefits available to employees of the Company. The Consultant and its employees waive any rights they may have in such fringe benefits even if they are later deemed “common law employees.”

4.6Accounting Records. The Consultant shall maintain complete and accurate accounting records, to substantiate the Consultant’s charges and expenses and shall retain such records for a period of five (5) years after the last submission of a request for reimbursement.

4.7Transaction Bonus. If the Company closes a Transaction with a Transaction Value of less than $1.25 Billion, the Company shall pay the Consultant a Transaction Bonus of 5,000,000 shares of Common Stock.

ARTICLE 5

CONFIDENTIALITY

5.1Confidential Information Defined. Subject to Section 5.2, the Consultant agrees that the following constitutes “Confidential Information” or “trade secrets” of the Company: (a) any non-public information acquired during the performance of this Agreement, including research and development, product plans, products, services, markets, inventions, processes, formulas, technology, marketing plans, business strategies, financial information, forecasts, personnel information, vendor lists, customer lists, Innovations (as defined in Section 6.1), other non-public technical or business information, third party information made available to the Consultant, joint finances or other business information disclosed to the Consultant by the Company either directly or indirectly in writing, orally or otherwise; and (b) all information and data relating to the performance of the Consultant’s duties pursuant to Article 3, including information respecting the identity of and information about any prospective employee, consultant, director or other person or potential party to a strategic alliance or other business arrangement, including a possible Transaction, until such information becomes public without the public disclosure by the Consultant.

5.2Confidentiality Covenant. The Consultant agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, the Consultant will not use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose Confidential Information to any third party.  The Consultant shall disclose

Confidential Information only to those Consultant and such employees, consultants, representatives, and agents of the Consultant who need to know such Confidential Information for the performance of the Services (and shall be responsible for any breach by such persons or entities of the Consultant’s obligations to protect the Company’s Confidential Information on terms no less restrictive than those set forth in this Section 5.2).  The Consultant agrees that Confidential Information shall remain the sole property of the Company. The Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding anything in this Agreement, the Consultant’s obligation under this Section 5.2 relating to Confidential Information shall not apply to information which (i) is known to the Consultant at the time of disclosure to the Consultant by the Company as evidenced by written records of the Consultant, (ii) has become publicly known and made generally available through no wrongful act of the Consultant, or (iii) has been rightfully received by the Consultant from a third party authorized to make such disclosure, or (iv) has been independently developed by the Consultant or its employees without reliance on the Confidential Information and outside the scope of the Consultant’s services hereunder. The Consultant agrees that any violation or threatened violation of the confidentiality obligations set forth in this Agreement may cause irreparable injury to the Company, entitling the Company to seek injunctive relief in addition to all legal remedies.

5.3Improper Use or Disclosure. The Consultant agrees that Consultant will not, during the Term of this Agreement, use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which the Consultant has an agreement or duty to keep in confidence information acquired by the Consultant in confidence and that the Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. The Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including costs of suit, arising out of or in connection with any violation or claimed violation by the Company of such third party’s rights resulting in whole or in part from the Company’s use of the work product of the Consultant under this Agreement.

5.4Confidentiality of Others. The Consultant will require each Consultant Representative and others working by, through or under the Consultant to enter into non-disclosure or confidentiality agreements and in general to enforce a robust confidentiality discipline to implement the provisions of this Article 5. The Company is an intended third-party beneficiary of this Article 5.

5.5Third Party Information. The Consultant recognizes that the Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees that the Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

5.6Obligations Upon Termination. Upon the termination of this Agreement, or upon the Company’s earlier request, the Consultant will deliver and cause each Consultant Representative to deliver to the Company, any company equipment and tangible personal property, and all Confidential Information in the Consultant’s or any Consultant Representative’s possession or control.  Notwithstanding the foregoing, the Consultant shall (i) be permitted to retain a copy of the Confidential Information to comply with Applicable Law or the Consultant’s bona fide document retention policy and (ii) not be required to destroy, delete, or modify any backup tapes or other media pursuant to automated archival processes in the ordinary course of business, provided that, notwithstanding anything to the contrary stated herein, any Confidential Information retained or archived pursuant to the foregoing clause

(i) and (ii) shall remain subject to the confidentiality and non-use obligations of Section 5.2 for so long as such Confidential Information is retained or archived.

5.7Limited Exceptions. Pursuant to federal law, an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (or Confidential Information under this Agreement): (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other Proceeding.  Notwithstanding the above, in such event, the Consultant shall, prior to the disclosure of Confidential Information, first advise the Company, so that the Company has the opportunity to seek appropriate relief from the court or Governmental order, and provided further that the Consultant shall disclose only that portion of the Confidential Information which is legally required to be disclosed and request confidential treatment of the Confidential Information by the court or Governmental entity.

ARTICLE 6

INNOVATIONS; OWNERSHIP RIGHTS

6.1Disclosure of Innovations. Upon request by the Company, the Consultant shall disclose in writing to the Company all inventions, discoveries, concepts, ideas, improvements and other innovations of any kind that the Consultant or its employees may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing work for the Company or as a result of that work, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, “Innovations”). Examples of Innovations include: formulas, algorithms, methods, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything.

6.2Innovation Remains Company Property. All Innovations made, conceived, or completed by the Consultant or its employees, individually or in conjunction with others during the term of this Agreement (excluding any Consultant Proprietary Materials and Third Party Materials, as respectively defined below) shall be the sole and exclusive property of the Company, provided, that such Innovations are: (i) made, conceived or completed with equipment, supplies, or facilities of the Company, its subsidiaries or Affiliates, or (ii) made, conceived or completed by the Consultant or its employees during hours in which the Consultant is performing services for the Company or any of its subsidiaries or Affiliates. It is understood that nothing contained herein shall affect the rights or obligations of the Consultant or the Consultant’s employees with respect to any Innovations which are protected by §2870 of the California Labor Code.

6.3Assignment of Innovations. The Consultant agrees that all Innovations (excluding any Consultant Proprietary Materials and Third Party Materials) will be the sole and exclusive property of the Company and the Consultant hereby assigns to the Company all rights in such Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights therein. At the Company’s request and expense during and after the period during which the Consultant acts as a consultant to the Company, the Consultant will assist and cooperate with the Company using Commercially Reasonable Efforts, and will execute documents, and subject to reasonable availability, give testimony and take further acts requested by the Company to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protections for any Innovation. The Consultant hereby appoints the President of the Company as the

Consultant’s attorney-in-fact, to execute such documents on the Consultant’s behalf only for this specific purpose and only to the extent necessary to effectuate such transfer.

6.4Moral Rights.  “Moral Rights” as used herein shall mean any rights of paternity or integrity, any right to claim authorship of an Innovation (excluding any Consultant Proprietary Materials and Third Party Materials), to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any such Innovation, whether or not such would be prejudicial to the Consultant’s honor or reputation, and any similar right, existing under judicial or statutory law or any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a Moral Right. The Consultant hereby irrevocably transfers and assigns to the Company any and all Moral Rights that the Consultant may have in or with respect to any such Innovation. The Consultant also hereby forever waives and agrees never to assert any and all Moral Rights the Consultant or its employees may have in or with respect to any such Innovation, even after termination of the Consultant’s work on behalf of the Company.

6.5Third Party Materials. If the Consultant wishes to incorporate in any Innovations any other materials or intellectual property that are owned by or controlled by a third party or that are otherwise subject to usage restrictions (collectively, “Third Party Materials”), the Consultant shall obtain the Company’s prior written approval.  Specifically, the authorization for the applicable project shall itemize all limitations on rights granted and all other usage restrictions and all usage fees, licensing fees and other costs of developing, using or otherwise exploiting the Third Party Materials, including, without limitation, any fees payable to third parties (collectively, the “Third Party Usage Restrictions”).  Following the Company’s approval, subject to the terms hereof, the Consultant will obtain all necessary releases, licenses, consents, permits and other authorizations to use the Third Party Materials in the Innovations without any restriction other than the Third Party Usage Restrictions.

6.6Requirements of Consultant Representatives. The Consultant will require all  Consultant Representative and others providing services on behalf of the Consultant under this Agreement to enter into agreements containing provisions to fully implement the provisions of this Article 6 as if such the Consultant Principals were direct parties to this Agreement.  The Company is an intended third-party beneficiary of this Article 6.

6.7Legal Proceedings. Whenever reasonably requested to do so by the Company, the Consultant shall promptly and at the Company’s expense deliver to the Company evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings which relates to any matters on which the Consultant has provided services to the Company.

6.8Non-Infringement. The Consultant represents and warrants the services performed under this Agreement and the Innovations made or contributed by the Consultant hereunder, if used by the Company without modification and in accordance with all restrictions, limitations and obligations communicated to the Company, and excluding all materials supplied by the Company, will not infringe on any rights of any third party.

6.9Indemnity. The Consultant agrees to defend at its own cost and expense any claim or action against the Company for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any software, program, service and/or other materials furnished to the Company by the Consultant, if used by the Company without modification and in accordance with all restrictions, limitations and obligations communicated to the Company, and excluding all materials supplied by the Company. The Consultant further agrees to indemnify and hold the Company, its subsidiaries and/or Affiliates harmless from and against any and all liabilities, losses, and expenses associated with such claims or action.

6.10Consultant Proprietary Materials.  Notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that the Consultant owns, or may develop, the “Consultant Proprietary Materials,” defined as:  any and all materials and other intellectual property, including without limitation software, code, techniques, procedures, routines, knowledge, and methods used, created, or developed by the Consultant that were (a) in existence or owned by or licensed to the Consultant prior to the Effective Date of this Agreement and/or the performance of the applicable services by the Consultant, (b) made, developed, discovered, or acquired by the Consultant after such dates but not exclusively for the Company, (c) made, developed, discovered, or acquired by the Consultant independent from this Agreement, or (d) generic or non-customized in nature. The Consultant Proprietary Materials does not include Third Party Materials.  It is, therefore, understood and agreed that the Consultant retains all of its right, title, and interest in and to the Consultant Proprietary Materials, except as otherwise provided herein.  If any portion of the Innovations constitute Consultant Proprietary Materials, the Consultant hereby grants to the Company a worldwide, non-exclusive, non-sublicenseable, non-assignable, royalty-free, perpetual, revocable right and license to use the Consultant Proprietary Materials, and all elements thereof, solely in connection with the use of the Innovations as instructed by the Consultant and without modification.

ARTICLE 7

OTHER COVENANTS AND AGREEMENTS

7.1Non-Solicitation. The Consultant agrees that during the term of this Agreement and for a period of thirty (30) months thereafter, the Consultant will not directly or indirectly (a) solicit, recruit or encourage employee or consultant of the Company to leave the Company for any reason; (b) induce any personnel of Company to engage in activities prohibited under this Agreement or by employing any such personnel for the purpose of engaging in such activities. The provisions of this section shall be construed as an agreement independent of any other provision contained herein and shall be enforceable in both law and equity, including by temporary or permanent restraining orders, notwithstanding the existence of any claim or cause of action by the Consultant or any of its consultants against the Company, whether predicated on this Agreement or otherwise. Notwithstanding and without limiting the foregoing, the Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of the Consultant’s obligation under this Agreement or otherwise.

7.2Non-disparagement. The Consultant on the one hand and the Company on the other hand each agree that they shall not at any time (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages professionally, the other Party or any of its Affiliates, past and present, and each of them, as well as its  managers, members, directors, officers, agents, attorneys, insurers, employees, stockholders, and successors, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the other party or any of its Affiliates.

7.3Injunctive Relief. The Consultant acknowledges that compliance with Articles 5, 6 and 7 are necessary to protect the business and good will of the Company and that a breach of those sections may cause irreparable harm.  Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Consultant acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate interests of the Company. In addition, in the event the Company breaches any of the provisions of Article 6., the Consultant will suffer irreparable harm such that the Consultant may seek equitable relief including but not limited to injunctive relief for an actual or threatened breach.

7.4Indemnification of the Company. The Consultant agrees to indemnify and hold harmless the Company and its subsidiaries, and their shareholders, directors, officers and agents and their respective successors and assigns (collectively, the “Company Indemnitees”), from and shall pay to each of the Company Indemnitees the amount of, or reimburse each of the affected Company Indemnitees for, any and all claims, liabilities, demands, Proceedings, fines, obligations, settlements, damages, costs and expenses that the Company Indemnitees may suffer, sustain, or become subject to, as a result of, in connection with, or relating to claims for personal injury or to property arising out of the furnishing, performance or use by the Consultant of the Company’s materials, machines, or facilities.

7.5Indemnification of the Consultant. The Company shall indemnify and hold harmless the Consultant and its members, directors, officers, managers and agents and their respective successors and assigns (collectively, the “Consultant Indemnitees”), from and shall pay to each of the Consultant Indemnitees the amount of, and/or reimburse each of the affected the Consultant Indemnitees for, any and all claims, liabilities, demands, Proceedings, fines, obligations, settlements, damages, costs and expenses that the Consultant Indemnitees may suffer, sustain, or become subject to, as a result of, in connection with, or relating to the Consultant’s services provided under this Agreement.

7.6Consultant’s Liability Insurance. During the term of this Agreement and subject to the immediately following sentence, the Company shall reimburse the Consultant for the annual premiums for liability insurance issued in connection with the rendition of services by the Consultant to the Company, with the  reimbursement amount for such annual premiums to be mutually agreed upon by the Company and the Consultant. Notwithstanding the foregoing, the Consultant will not be eligible for insurance premium reimbursement from the Company until the sale of the first Sublicense in accordance with Section 3.6 of this Agreement.

7.7Company’s Liability Insurance. The Company shall carry and maintain  liability insurance covering claims that can be made against officers, directors, employees and the Consultant in connection with the Company’s business and the services rendered by the Consultant.  The Company shall, if allowed under the terms of such insurances, include the Consultant and the Consultant’s principals as named  covered  persons, and provide the Consultant with a summary of the limits and terms of such insurances.  The Company will not remove the Consultant or the Consultant’s principals as named covered persons under any of such liability policies  until the expiration or termination of this Agreement as provided herein unless mutually agreed by the Company and the Consultant. Notwithstanding the foregoing,  If the Consultant or the Consultant’s principals seek to be covered under the Company’s  liability insurance policies after the expiration or termination of this Agreement, the Consultant and/or the Consultant’s principals may elect to and shall be covered under each of such insurance policies as they elect so long as the Consultant and/or the Consultant’s principals pay any costs that are incurred for such coverage that are solely attributable to the their being named as covered person(s) under the applicable policies.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant as follows:

(a)The Company is, and will be during the Term, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and qualified to do business in the state of California. Each Subsidiary is, and will be during the Term, duly organized, validly existing and in good standing under the laws of its state or organization and qualified to do business in each state in which the nature of its activities requires such qualification, except where the failure to do so would not have a material adverse effect on its business.

(b)The Company and each Subsidiary has full corporate power and authority to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement is a legal and subject to obtaining approval by its Board, and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights.

(c)The execution, delivery, and performance by the Company of this Agreement not violate, conflict with, result in any breach of, or constitute a default under (i) the Company’s organizational documents and by-laws, or (ii) any law or (iii) result in the imposition of any material lien over the Company’s Assets.

(d)The Master License Agreement is valid and subsisting.

(e)Neither the Company nor Cell Science Holding Ltd., are in material breach of or default under the Master License Agreement.

(f)Pursuant to the Master License Agreement, (i) the Company has the legal authority to enter into Sublicense Agreements as contemplated herein; (ii) CBD Biotech has the legal authority to enter into the CBD Sublicenses as contemplated herein; (iii) the Company owns or otherwise has a valid right to use the Licensed Science as contemplated herein; and (iv) the Company’s and its subsidiaries use of the Licensed Science, including entering into any Sublicense Agreement, as contemplated herein does and will not violate any Applicable Law or violate, misappropriate or infringe upon the intellectual property rights of any Person.

(g)As of the Effective Date, no Person is infringing or has infringed upon the Company’s rights to use the Licensed Science pursuant to the Master License Agreement.

(h)There is no Proceeding, at law or in equity, pending against or, to the Company or a Subsidiary’s knowledge, threatened against or by the Company or a Subsidiary, nor is there any order of any Governmental Authority or arbitrator pending against or, to the Company or a Subsidiary’s knowledge threatened against the Company or a Subsidiary, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by the Company and its Subsidiary or either of their obligations under this Agreement.

8.2Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company as follows:

(a)The Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the state of California.

(b)The Consultant has full power and authority to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of the Consultant enforceable against the

Consultant in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights.

(c)The execution, delivery, and performance by the Consultant of this Agreement not violate, conflict with, result in any breach of, or constitute a default under (i) the Consultant’s organizational documents and operating agreement, or (ii) any law or (iii) result in the imposition of any material lien over the Consultant’s Assets.

(d)There is no Proceeding, at law or in equity, pending against the Consultant or the Consultant POC, or to the knowledge the Consultant or the Consultant POC, threatened against or by the Consultant, nor is there any order of any Governmental Authority or arbitrator pending against or, to the Consultant’s knowledge threatened against the Consultant or the Consultant’s POC, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by the Consultant of the Consultant’s obligations under this Agreement.

(e)The Consultant agrees and acknowledges that notwithstanding any provision hereof, the Consultant is an independent contractor and is not an employee, agent, partner or joint venture of the Company and shall not bind nor attempt to bind the Company to any contract. The Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by the Consultant, but the Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. The Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. the Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to the Consultant. The Consultant shall comply at the Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. The Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of the Consultant’s obligations under any provision of this Agreement, for the Company’s benefit and the Consultant will be responsible for any noncompliance by them. The Consultant agrees to indemnify the Company from any and all claims, damages, liability, settlement, costs and expenses, as incurred, on account of the foregoing.

(f)The engagement of the Consultant and its engagement of Christopher S. Ganan, as a Consultant Representative will not constitute a violation or breach of any non-competition, confidentiality or similar agreement to which such person is a party or by which it is bound.

(g)Neither the Consultant, nor Christopher S. Ganan, as a Consultant Representative is, or will be during the term of this Agreement, a party to any other business, consulting, engagement, noncompetition, or other agreement or restriction that could reasonably interfere with the engagement of the Consultant by the Company or the Consultant’s or the Company’s rights and obligations hereunder. The performance by the Consultant and Christopher S. Ganan, as a Consultant Representative of its or his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Consultant or Christopher S. Ganan is party or by which they are bound.

(h)In consideration of this Agreement, the Consultant will promptly report to the Company in writing any agreement, understanding, or arrangement by which the Consultant or Christopher S. Ganan, as a Consultant Representative may receive payments, compensation, benefits, perquisites or any other item of value, consideration, or pecuniary benefit, directly arising out of or in any other way attributable to Consultant’s rendition of services pursuant to this Agreement.

ARTICLE 9

TERMINATION

9.1Termination by the Company or the Consultant. This Agreement may be terminated as follows:

(a)By the mutual agreement of the parties.

(b)If either Party breaches a material provision of this Agreement, the other party may terminate this Agreement upon fifteen (15) days written notice, unless the breach is cured within the 15-day day notice period, with the termination effective as of the last day of the 15-day notice period, if not cured, (provided the ability to cure is within the power of the breaching party, and the inability to cure is not caused by the action of a Governmental Authority.)

(c)By the Company if (i) the Consultant fails to make Christopher S. Ganan, a Consultant Representative, (ii) Christopher S. Ganan is not readily available and personally involved and (iii) Christopher S. Ganan fails to be responsible for providing or supervising the services to be provided by the Consultant hereunder.

(d)The Company may terminate the Agreement at for any time, prior to the end of the Term for “Cause”, as defined below. In the event of termination of this Agreement for Cause, all compensation shall cease immediately upon notice of termination. For the purpose of this Agreement, Cause shall mean any of the following:

(i)the Consultant’s conviction of any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii)actions by the Consultant during the term of this Agreement involving willful malfeasance or gross negligence in relation to the Company;

(iii)the Consultant’s commission during the term of this Agreement of an act of fraud or material dishonesty in relation to the Company; or

(iv)the Consultant’s repeated, unreasonable, willful failure or refusal to perform the Consultant’s duties as required by this Agreement or any other material breach by the Consultant of the Consultant’s obligations under this Agreement; provided that termination pursuant to this subparagraph (iii) shall not constitute valid termination unless the Consultant shall have first received written notice from the Board stating the nature of such failure, refusal or breach and, if such failure, refusal or breach is curable, affording the Consultant at least ten (10) Business Days to correct the act or omission complained of to the reasonable satisfaction of the Board.

9.2Termination upon Closing a Transaction.  This Agreement will automatically terminate upon the closing of a Transaction.

ARTICLE 10

MISCELLANEOUS

10.1Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (c) if sent by e-mail of a PDF document, when the recipient, by an email sent to the email address for the sender stated in this section or by a notice delivered by another method in accordance with this section, acknowledges having received that email. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to the Company, addressed to:
Bakhu Holdings, Corp.
One World Trade Center, Suite 130
Long Beach, CA 90831
Attn: Tom Emmitt, President
E-mail: tom@Bakhuholdings.com

with a copy via same means (which shall not constitute notice) to:
Chachas Law Group P.C.
11682 El Camino Real, Suite 110
San Diego, CA 92130
Attention: George G. Chachas
Email: gchachas@chachaslaw.com

If to the Consultant, addressed to:
Fourth and G Holdings, LLC
8605 Santa Monica Blvd., Suite 78100

Los Angeles, CA 90069.

Attn: Christopher S. Ganan
E-mail: chris.s.ganan@gmail.com

with a copy via same means (which shall not constitute notice) to:
Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
Attention: Karl E. Block
E-mail: kblock@loeb.com

For the purposed of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a holiday on which commercial banks in Long Beach, California are authorized or required by law to close.

10.2Entire Agreement. This Agreement, including all Exhibits and Schedules attached hereto, as well as any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the  Parties hereto with respect to the subject matter hereof, and supersede all other prior or contemporaneous covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by either  Party hereto or by any member, manager, director, officer, employee, agent, affiliate or representative of either Party hereto.

10.3Cooperation. The Company will use Commercially Reasonable Efforts to facilitate the Consultant’s ability to achieve the milestones identified in this Agreement, and will communicate with and give sufficient direction to the Consultant.  The Company will not grant Sublicenses to persons or entities with exclusive rights or other provisions that impede Consultant’s performance, and will use Commercially Reasonable Efforts to consummate a Transaction when definitive documentation is executed.

10.4Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

10.5Amendments. This Agreement may only be amended or otherwise modified by a written agreement duly executed by each of the Parties hereto.

10.6Assignment. This Agreement and the services contemplated hereunder are personal to the Consultant and the Consultant may not assign, transfer or subcontract any rights or obligations under this Agreement without the express written consent of the Company. Any attempt to do so shall be void.

10.7Waiver. A failure of either Party to exercise any right provided for herein shall not be deemed to be a waiver of any other right existing hereunder.

10.8Governing Law; Venue. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles. This Agreement shall be deemed made and entered into in Los Angeles County, State of California and venue for any Proceeding as defined below, in connection with this Agreement shall be in Los Angeles County, California.

10.9Waiver of Jury Trial. To the extent permitted by Applicable Law, each Party hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions described herein or therein.

10.10Construction. This Agreement shall be deemed to have been drafted jointly by the Parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either Party hereto.

10.11Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.12Independent Advice of Counsel. The  Parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing this Agreement by any representations or statements covering any matters made by any other  Party or that Party’s representatives hereto, except those representations and warranties contained in this Agreement.

10.13Manner of Execution; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

Bakhu Holdings, Corp.

/s/ Thomas K. Emmitt

By: Thomas K. Emmitt
Its: President and CEO

CONSULTANT

Fourth and G Holdings, LLC

/s/ Christopher S. Gannan

By: Christopher S. Ganan
Title: Sole and Managing Member

EXHIBIT A

FORM OF WARRANT